Exhibit 10.3

DATED 12 June 2017

(1)	BOULTBEE BROOKS (READING) LIMITED
(2)	CARBON BLACK U.K. LIMITED
(3)	CARBON BLACK, INC.

LEASE

of Part 1st Floor (North), The White Building,

33 Kings Road, Reading RG1 3AR

12th Floor

6 New Street Square

London EC4A 3BF

DX 63 London Chancery Lane

Tel: 020 7659 7660

Fax: 020 7659 7661

CONTENTS

1	DEFINITIONS AND INTERPRETATION	7
2	GRANT	13
3	ANCILLARY RIGHTS	14
4	RIGHTS EXCEPTED AND RESERVED	15
5	THIRD PARTY RIGHTS	17
6	PAYMENT OF RENTS	17
7	REVIEW OF THE ANNUAL RENT	17
8	INSURANCE	20
9	SERVICE CHARGE	23
10	OUTGOINGS	25
11	UTILITIES	25
12	COMMON ITEMS	26
13	VAT	26
14	DEFAULT INTEREST AND INTEREST	26
15	COSTS	26
16	NO DEDUCTION, COUNTERCLAIM OR SET-OFF	27
17	ASSIGNMENTS	27
18	UNDERLETTINGS	28
19	SHARING OCCUPATION	29
20	CHARGING	30
21	PROHIBITION OF OTHER DEALINGS	30
22	REGISTRATION AND NOTIFICATION OF DEALINGS AND OCCUPATION	30
23	CLOSURE OF THE REGISTERED TITLE OF THIS LEASE	31
24	REPAIR	31
25	DECORATION	31
26	ALTERATIONS	31
27	SIGNS	32

24 April 2017

28	RETURNING THE PROPERTY TO THE LANDLORD	33
29	USE	33
30	COMPLIANCE WITH LAWS	34
31	ENERGY PERFORMANCE CERTIFICATES	35
32	ENCROACHMENTS, OBSTRUCTIONS AND ACQUISITION OF RIGHTS	35
33	BREACH OF REPAIR AND MAINTENANCE OBLIGATION	36
34	INDEMNITY	36
35	LANDLORD’S COVENANT FOR QUIET ENJOYMENT	36
36	GUARANTEE AND INDEMNITY	36
37	FORFEITURE	37
38	LIABILITY	37
39	NO REPRESENTATION OR WARRANTY	37
40	NO RIGHT TO ENFORCE	38
41	NOTICES, CONSENTS AND APPROVALS	38
42	GOVERNING LAW AND JURISDICTION	39
43	CONTRACTUAL RIGHTS OF THIRD PARTIES	39
44	TENANT’S OPTION TO BREAK	39
SCHEDULE 1 SERVICES AND LANDLORD’S EXPENSES		41
SCHEDULE 2 GUARANTEE AND INDEMNITY		45

LEASE

Prescribed Clauses

LR1. Date of lease 12 June 2017

LR2. Title number(s)

LR2.1 Landlord’s title number(s)

BK396970.

LR2.2 Other title numbers

None.

LR3. Parties to this lease

Landlord

BOULTBEE BROOKS (READING) LIMITED incorporated and registered in England and Wales with company number 08800500 whose registered office is at 2nd Floor Broadway House, 32-35 Broad Street, Hereford HR4 9AR (Landlord).

Tenant

CARBON BLACK U.K. LIMITED incorporated and registered in England and Wales with company number 09352043 whose registered office is at Highlands House, Basingstoke Road, Spencers Wood, Reading, England RG7 1NT (Tenant).

Other parties

CARBON BLACK, INC. incorporated in Delaware with company number 3602986 (the registered agent’s address in Delaware is Corporation Trust Center 1209 Orange Street, Wilmington, DE 19801) and whose headquarters are at 1100 Winter Street, Waltham, Massachusetts 02451 and whose address for service in England is Carbon Black U.K. Limited c/o Vistra International Expansion Ltd., Highlands House, Basingstoke Road, Spencers Wood, Reading, Berkshire, RG7 1NT (Guarantor).

LR4. Property

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

See the definition of “Property” in clause 1.1.

LR5. Prescribed statements etc.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None.

LR5.2 This lease is made under, or by reference to, provisions of:

None.

LR6. Term for which the Property is leased

The term as specified in this lease at clause 1.1 in the definition of “Contractual Term”.

LR7. Premium

None.

LR8. Prohibitions or restrictions on disposing of this lease

This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.

LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None.

LR9.2 Tenant’s covenant to (or offer to) surrender this lease

None.

LR9.3 Landlord’s contractual rights to acquire this lease

None.

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

None.

LR11. Easements

LR11.1 Easements granted by this lease for the benefit of the Property

See clause 3.

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

See clause 4.

LR12. Estate rentcharge burdening the Property

None.

LR13. Application for standard form of restriction

None.

LR14. Declaration of trust where there is more than one person comprising the Tenant

Not applicable.

1                                         DEFINITIONS AND INTERPRETATION

1.1                               Definitions

In this lease:

1.1.1                     Act of Insolvency means:

1.1.1.1                                   the taking of any step in connection with any voluntary arrangement or any other compromise or arrangement for the benefit of any creditors of the Tenant or any guarantor; or

1.1.1.2                                   the making of an administration order in relation to the Tenant or any guarantor; or

1.1.1.3                                   the appointment of an administrator, in any case in relation to the Tenant or any guarantor; or

1.1.1.4                                   the appointment of a receiver or manager or an administrative receiver in relation to any property or income of the Tenant or any guarantor; or

1.1.1.5                                   the commencement of a voluntary winding-up in respect of the Tenant or any guarantor, except a winding-up for the purpose of amalgamation or reconstruction of a solvent company; or

1.1.1.6                                   the making of a winding-up order in respect of the Tenant or any guarantor; or

1.1.1.7                                   the striking-off of the Tenant or any guarantor from the Register of Companies; or

1.1.1.8                                   the Tenant or any guarantor otherwise ceasing to exist (but excluding where the Tenant or any guarantor dies); or

1.1.1.9                                   the adjudication of bankruptcy or the making of a bankruptcy order against the Tenant or any guarantor.

Act of Insolvency includes any analogous proceedings or events that may be taken under the legislation of another jurisdiction in relation to a tenant or guarantor incorporated or domiciled in such relevant jurisdiction.

1.1.2                     Annual Rent means rent at an initial rate of £ 191,205 per annum and then as revised under this lease and any interim rent determined under the LTA 1954.

1.1.3                     Break Date means 11 June 2022.

1.1.4                     Building means The White Building, 33 Kings Road, Reading RG1 3AR as registered at the Land Registry under title number BK396970 and all Service Media on, over or under such land and Service Media outside such land but exclusively serving it (excluding in both cases, any Service Media which are not owned by the Landlord).

1.1.5                     Certificate means a statement certified by the Landlord or the Landlord’s surveyor or its accountant, which shows the Landlord’s Expenses, the Service Charge Estimate, the Service Charge and the Service Charge Balance, for the relevant Service Charge Year.

1.1.6                     Contractual Term means a term of 10 years beginning on and including 12 June 2017 and ending on and including 11 June 2027.

1.1.7                     CDM Regulations means the Construction (Design and Management) Regulations 2015.

1.1.8                     Default Interest Rate means three percentage points above the Interest Rate.

1.1.9                     Enactment means all Parliamentary and subordinate legislation (including all regulations and directives, schemes and rules) and bye-laws in force from time to time.

1.1.10              Inherent Defect means any defect in the Property or the Building which is attributable wholly or partially to defective design of, workmanship on, materials used in, or supervision or preparation of the construction of the Property or Building.

1.1.11              Insurance Rent means a fair proportion of the aggregate in each year of the gross cost of the premium before any discount or commission for the insurance of:

(a)                                 the Building for its full reinstatement cost (taking inflation of building costs into account) against loss or damage by or in consequence of the Insured Risks, including costs of demolition, site clearance, site protection and shoring-up, professionals’ and statutory fees and incidental expenses, the cost of any work which may be required under any law and VAT in respect of all those costs, fees and expenses,

(b)                                 loss of Annual Rent (having regard to the provisions for the review of the Annual Rent) for not less than three years,

(c)                                  (if the Landlord actually insures against loss of Service Charge) loss of Service Charge for not less than three years,

(d)                                 against public liability of the Landlord in connection with any matter relating to the Building, its occupation or use, and

(e)                                  any insurance premium tax payable on the above.

1.1.12              Insured Risks means fire, explosion, lightning, earthquake, storm, flood, bursting and overflowing of water tanks, apparatus or pipes, impact by aircraft and articles dropped from them, impact by vehicles, riot, civil commotion, terrorism and any other risks against which the Landlord reasonably decides to insure against from time to time and Insured Risk means any one of the Insured Risks.

1.1.13              Interest Rate means interest at the base rate from time to time of HSBC Bank Plc, or if that base rate stops being used or published then at a comparable commercial rate reasonably determined by the Landlord.

1.1.14              Landlord’s Energy Management Costs means the costs of the Landlord of:

(a)                   acquiring allowances of any nature and paying all present and future taxes, duties, or assessments of any nature relating to the supply or consumption of energy, or relating to emissions consequential upon that supply or consumption (and whether those emissions are direct or indirect);

(b)                   monitoring the supply and consumption of energy and such emissions; and

(c)                    gathering and processing information relating to the supply and consumption of energy and to such emissions,

and in this definition “Landlord” means the group of undertakings of which the Landlord is a member for the purposes of such allowances or taxes;

1.1.15              Landlord’s Expenses has the meaning given in paragraph 2 of Schedule 1.

1.1.16              Lettable Unit means any part of the Building (other than the Property) which is let or is intended for letting on the basis of a lease similar in nature to this lease.

1.1.17              LTA 1954 means Landlord and Tenant Act 1954.

1.1.18              Permitted Use means as offices within Use Class B1(a) of the Town and Country Planning (Use Classes) Order 1987 as at the date this lease is granted.

1.1.19              Permitted Window Blinds means Waverly Blinds ShadeTech RBL-C Roller Blind System, 40mm/45mm diameter roller barrel, side chain operation with stainless steel bead chain in fabric Helioscreen Natte 2115 - 5% Basalt (or, in the event that such blinds are no longer available, such other blinds of similar appearance as the Landlord shall specify or approve, such approval not to be unreasonably withheld or delayed).

1.1.20              Plan 1, Plan 2 etc means the plans annexed to this lease and so labelled.

1.1.21              Property means Part 1st Floor (North), The White Building, 33 Kings Road, Reading RG1 3AR shown edged red on Plan 1 and bounded by and including:

(a)                                 the surfaces of and the paint paper and other decorative or internal finishes applied to:

(i)                                     the interior of any external walls bounding those premises; and

(ii)                                  any structural pillars walls or columns within those premises;

(b)                                 the inner surface of the floor finishes and the paint paper and other finishes applied to the ceiling;

(c)                                  the inner half severed medially of the internal wall(s) dividing those premises from other premises in the Building;

(d)                                 the inside face of the external windows and window frames and inner glazing panes;

(e)                                  the doors and door frames and glass therein;

(f)                                   non-structural works within those premises;

(g)                                  all additions and improvements to those premises (whether originally fixed or fastened to or upon the said premises or otherwise) except any such fixtures installed by the Tenant that can be removed from those premises without defacing those premises;

(h)                                 all fixtures from time to time at those premises, but if those fixtures are Service Media, then only if they fall within paragraph (i) below;

(i)                                     Service Media within and from time to time exclusively serving those premises and which are owned by the Landlord (subject to paragraph (j) below);

but excluding:

(j)                                    the fire alarm system within those premises;

(k)                                 all tenant’s fixtures and fittings;

(l)                                     any Service Media within such premises but which do not serve such premises exclusively, or which are not owned by the Landlord;

(m)                             any structural parts of those premises or the Building; and

SITE PLAN
SCALE 1:1250

OFFICE
N

SPPARC

33 KINGS ROAD, READING

FIRST FLOOR PLAN
(REAR)

BOULTBEE BROOKS

1407 KH-C-85-01-01-03 L1

AS BUILT

CAR PARK
N

SPPARC ARCHITECTURE

33 KINGS ROAD, READING

BASEMENT CAR PARK PLAN - CARBON BLACK

BOULTBEE BROOKS

1407 KH-C-85-B1-01-08 L1

AS BUILT

N

SPPARC

33 KINGS ROAD, READING

CAR PARKING PLAN - CARBON BLACK

BOULTBEE BROOKS

1407 KH-C-85-CP-01-05 L1

AS BUILT

(n)                                 the external faces of the windows and window frames and external glazing panes.

1.1.22              Rent Commencement Date means 12 November 2017.

1.1.23              Rent Payment Dates means 25 March, 24 June, 29 September and 25 December.

1.1.24              Reservations means all of the rights excepted, reserved and granted to the Landlord by this lease.

1.1.25              Retained Parts means any part of the Building other than the Property and the Lettable Units.

1.1.26              Review Date means 12 June 2022.

1.1.27              Service Charge means a fair proportion of the total cost of the Landlord’s Expenses in relation to the relevant Service Charge Year.

1.1.28              Service Charge Balance means the shortfall, if any, between the Service Charge Estimate and the Service Charge.

1.1.29              Service Charge Estimate means the same fair proportion of the amount which the Landlord, or the Landlord’s surveyor or its accountant, reasonably estimates will be the total cost of the Landlord’s Expenses in any Service Charge Year.

1.1.30              Service Charge Year means the year from and including 1 January in each year or such other date which the Landlord chooses from time to time.

1.1.31              Service Media means the lifts and lift machinery and equipment and all media for the supply or removal of heat, electricity, gas, water, sewage, air conditioning, energy, telecommunications, data and all other services and utilities and all structures, machinery and equipment ancillary to those media and all fire alarms, sprinklers, smoke detectors, dry risers, security cameras and closed circuit television apparatus.

1.1.32              Services has the meaning given in paragraph 1 of Schedule 1.

1.1.33              Third Party Rights means all rights, covenants and restrictions affecting the Building including the matters referred to at the date of this lease in the property and charges registers of title number BK396970 and all other existing rights which belong to other property, or are enjoyed by other property over the Building or any land or Service Media.

1.1.34              Uninsured Damage means damage to the Property which is caused by an Uninsured Risk and which either destroys the Property (or any part of the Property) or renders the Property (or any part of the Property) unfit for beneficial use and occupation.

1.1.35              Uninsured Risk means any Insured Risk in respect of which the Landlord does not insure (or in respect of which there is a partial exclusion to the extent that the partial exclusion applies) because at any time during the term insurance is not available in the London insurance market on reasonable terms.

1.1.36              Utilities means electricity, gas, water, foul water and surface drainage, heating, ventilation and air conditioning, smoke and fumes, signals, telecommunications, satellite and data communications and all other utilities.

1.1.37              VAT means value added tax chargeable under the VATA 1994 or any similar replacement or additional tax.

1.1.38              VATA 1994 means Value Added Tax Act 1994.

1.2                               Interpretation

In this lease:

1.3                               A reference to this lease, except a reference to the date of this lease or to the grant of the lease, is a reference to this deed and any deed, licence, consent, approval or other instrument supplemental to it.

1.4                               A reference to the Landlord includes a reference to the person entitled to the immediate reversion to this lease. A reference to the Tenant includes a reference to its successors in title and assigns. A reference to a guarantor is to any guarantor of the tenant covenants of this lease including a guarantor who has entered into an authorised guarantee agreement.

1.5                               In relation to any payment, a reference to a fair proportion is to a fair proportion of the total amount payable, determined conclusively (except as to questions of law) by the Landlord and where there are different elements to that sum a different proportion for each element may be determined on this basis.

1.6                               The expressions landlord covenant and tenant covenant each has the meaning given to it by the Landlord and Tenant (Covenants) Act 1995.

1.7                               Unless the context otherwise requires, a reference to the Property or the Building is to the whole and any part of it.

1.8                               A reference to the term is to the Contractual Term and statutory continuation of this lease.

1.9                               A reference to the end of the term is to the end of the term however it ends whether before or at or after the end of the Contractual Term.

1.10                        References to the consent of the Landlord are to the consent of the Landlord given in accordance with clause 41.5 and references to the approval of the Landlord are to the approval of the Landlord given in accordance with clause 41.6.

1.11                        A working day is any day which is not a Saturday, a Sunday, a bank holiday or a public holiday in England.

1.12                        Unless otherwise specified, a reference to a particular law is a reference to it as it is in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any subordinate laws for the time being in force made under it and all orders, notices, codes of practice and guidance made under it.

1.13                        A reference to laws in general is to all local, national and directly applicable supranational laws in force for the time being, taking account of any amendment, extension, application or re-enactment and includes any subordinate laws for the time being in force made under them and all orders, notices, codes of practice and guidance made under them.

1.14                        Any obligation in this lease on the Tenant not to do something includes an obligation not to agree to or suffer that thing to be done and an obligation to use best endeavours to prevent that thing being done by another person.

1.15                        Unless the context otherwise requires, where the words include(s) or including are used in this lease, they are deemed to have the words “without limitation” following them.

1.16                        A person includes a corporate or unincorporated body.

1.17                        References to writing or written do not include faxes or email.

1.18                        Except where a contrary intention appears, a reference to a clause or schedule, is a reference to a clause of, or schedule to, this lease and a reference in a schedule to a paragraph is to a paragraph of that schedule.

1.19                        Clause, schedule and paragraph headings do not affect the interpretation of this lease.

2                                         GRANT

2.1                               At the request of the Guarantor, the Landlord lets with full title guarantee the Property to the Tenant for the Contractual Term.

2.2                               The grant is made together with the ancillary rights set out in clause 3, excepting and reserving to the Landlord the rights set out in clause 4, and subject to the Third Party Rights.

2.3                               The grant is made with the Tenant paying the following as rent to the Landlord:

2.3.1                     the Annual Rent and all VAT in respect of it;

2.3.2                     the Insurance Rent;

2.3.3                     the Service Charge;

2.3.4                     all interest payable under this lease; and

2.3.5                     all other sums due under this lease.

3                                         ANCILLARY RIGHTS

3.1                               Except as mentioned in clause 3.2, neither the grant of this lease nor anything in it confers any right over neighbouring property nor is to be taken to show that the Tenant may have any right over neighbouring property, and section 62 of the LPA 1925 does not apply to this lease.

3.2                               The Landlord grants the Tenant the following rights (the “Rights”) at all times subject to clause 3.6:

3.2.1                     the right to use the hallways, corridors, stairways, lifts and landings of the Retained Parts to enter and leave the Property and for such other purposes as the Landlord may permit from time to time;

3.2.2                     the right to use the Service Media forming part of the Building at the date of this Lease which serve, but do not form part of, the Property;

3.2.3                     the right to enter adjoining parts of the Building in order to carry out any repairs to the Property, but only if those repairs cannot reasonably be carried out without such entry, and subject to the Tenant complying with clause 3.7;

3.2.4                     the right to access the service risers, riser cupboards and incoming service cupboards within other parts of the Building including other Lettable Units for the purpose of installing, maintaining, repairing or renewing Service Media which serve the Property, but only if the same cannot reasonably be carried out without such entry, and subject to the Tenant complying with clause 3.7;

3.2.5                     the right to have the Tenant’s name displayed on the Landlord’s totem board outside the Building, the indicator board in the entrance lobby of the Building and in the lift lobby on the floor on which the Property is located, in the “house style” and size decided by the Landlord (acting reasonably);

3.2.6                     the right to use the roof terrace of the Building free of charge at times permitted in the Landlord’s discretion (and subject to the Landlord’s booking system for private functions on a first come first served basis, when the roof terrace may be closed to the Tenant) such right being made available for all tenants of the Building;

3.2.7                     the right to use the showers in the basement and the WCs on the floor on which the Property is located;

3.2.8                     the right to park cars in six parking spaces within the car park at the Building as are allocated by the Landlord to the Property from time to time, the spaces allocated at the date of this lease being as shown edged red on Plan 2;

3.2.9                     the right to park cycles in cycle storage areas designated by the Landlord from time to time, on a first come first served basis;

3.2.10              the right of support and protection from the rest of the Building to the extent existing at the date of this Lease;

3.2.11              the right to use and dispose of all the Tenant’s refuse generated in the Property in the normal course of office use in the bins located in the basement of the Building or as otherwise provided by the Landlord (and subject to any requirements of the local authority), it being the responsibility of the Tenant to deliver all such refuse to such bins in sealed sacks.

3.3                               The Rights (save for those set in clause 3.2.8) are granted in common with the Landlord, any other tenants and lawful occupiers of the Building and any other person authorised by the Landlord.

3.4                               The Tenant shall exercise the Rights only in connection with its use of the Property for the Permitted Use and in accordance with any reasonable regulations made by the Landlord from time to time.

3.5                               The Tenant shall comply with all laws relating to its exercise of the Rights.

3.6                               The Rights may be interrupted or varied for the purposes of any works of maintenance, repair, alteration or the replacement of any land, building, lifts or lift equipment, or Service Media in connection with which the rights are exercised, provided that the Landlord will minimise interruption and disruption and if possible schedule maintenance with a view to this and shall provide alternative parking spaces if disruption occurs in the car park.

3.7                               The rights granted by clauses 3.2.3 and 3.2.4 are granted subject to the conditions that the Tenant may, except in cases of emergency, only exercise that right after having given reasonable prior written notice to the occupier of the relevant other property and the Landlord, and on the conditions that:

3.7.1                     it is exercised in a manner which causes as little inconvenience as reasonably practicable to the occupier of the other property; and

3.7.2                     the person exercising that right shall promptly make good any damage caused to that other property and to any items belonging to the Landlord, the tenant or the occupier of the other property which are at the other property, and will indemnify the Landlord against any losses or claims resulting from the exercise of that right, and the Tenant shall ensure that the person exercising that right complies with the terms of this clause 3.7.

4                                         RIGHTS EXCEPTED AND RESERVED

4.1                               The following rights are excepted and reserved from this lease and regranted to the Landlord by the Tenant (the “Reservations”):

4.1.1                     to build, or carry out works, or permit others to do so, to any other part of the Building or on any adjoining or neighbouring property (whether or not belonging to the Landlord), or to build into any of the boundary walls, foundations or roofs of the Property, even if such building or works lessen the access of light or air to the Property or cause any nuisance, damage or inconvenience to the Tenant or other occupier of the Property;

4.1.2                     to inspect, connect into, repair and replace any Service Media in, on, under or over the Property, but which do not form part of the Property and construct Service Media at any time during the term, on, over or under the Property;

4.1.3                     acting reasonably, to attach signs and notices, scaffolding or other equipment to or place them on the Property;

4.1.4                     of support and protection from the Property for the rest of the Building;

4.1.5                     for the occupier of adjoining property at the Building to enter the Property for the same purposes and in the same circumstances as the Tenant may enter adjoining parts of the Building;

4.1.6                     to enter the Property in order to access the fire alarm system; and

4.1.7                     to enter the Property to exercise any other right reserved and regranted to the Landlord by this Lease, or in connection with performing the Services, or for any other reasonable purpose connected with this Lease or with the Landlord’s interest in the Property, the Building or any adjoining property of the Landlord;

notwithstanding that the exercise of any of the Reservations or the works carried out under them result in a reduction in the flow of light or air to the Property or loss of amenity for the Property.

4.2                               The Reservations may be exercised by the Landlord and by anyone else who is or becomes entitled to exercise them, and by anyone authorised by the Landlord or any superior landlord.

4.3                               The Tenant shall allow all those entitled to exercise any right to enter the Property, to do so with their workers, contractors, agents and professional advisors, and to enter the Property at any reasonable time (whether or not during usual business hours) and, except in the case of an emergency, after having given reasonable notice (which need not be in writing) to the Tenant.

4.4                               No party exercising any of the Reservations, nor its workers, contractors, agents and professional advisors, shall be liable to the Tenant or to any undertenant or other occupier of or person at the Property for any loss, damage, injury, nuisance or inconvenience arising by reason of its exercising any of those Reservations except for:

4.4.1                     physical damage to the Property; or

4.4.2                     any loss, damage, injury, nuisance or inconvenience in relation to which the law prevents the Landlord from excluding liability.

5                                         THIRD PARTY RIGHTS

5.1                               The Tenant shall comply with all obligations on the Landlord relating to the Third Party Rights (insofar as those obligations relate to the Property) and shall not do anything (even if otherwise permitted by this lease) that may interfere with any Third Party Right.

5.2                               The Tenant shall allow the Landlord and any other person authorised by the terms of the Third Party Right to enter the Property in accordance with its terms.

6                                         PAYMENT OF RENTS

6.1                               The Tenant shall pay the Annual Rent and any VAT in respect of it by four equal instalments in advance on or before the Rent Payment Dates. The payments shall be made by banker’s standing order or direct debit or by any other method that the Landlord requires at any time by giving notice to the Tenant.

6.2                               The first instalment of the Annual Rent and any VAT in respect of it shall be made on the Rent Commencement Date and shall be the proportion, calculated on a daily basis, in respect of the period from the Rent Commencement Date until the day before the next Rent Payment Date.

6.3                               The Tenant shall pay to the Landlord the Service Charge Estimate and any VAT payable on it in four equal instalments in advance on or before the Rent Payment Dates, and shall pay the Service Charge Balance and any VAT on it within 14 days following demand (whether such demand is made and received before or after the end of the Term).

6.4                               The Tenant shall pay the first instalment of the Service Charge Estimate and any VAT due on it to the Landlord on the date of this lease, and the first instalment is to be a proportionate amount for the period from and including the date of this lease until the next quarter day.

7                                         REVIEW OF THE ANNUAL RENT

7.1                               In this clause the President is the President for the time being of the Royal Institution of Chartered Surveyors or a person acting on his behalf, and the Surveyor is the independent valuer appointed under clause 7.7.

7.2                               The amount of Annual Rent shall be reviewed on the Review Date to equal the greater of:

7.2.1                     the Annual Rent payable immediately before the Review Date (or which would then be payable but for any abatement or suspension of the Annual Rent or restriction on the right to collect it); and

7.2.2                     the open market rent agreed or determined under this clause.

7.3                               The open market rent may be agreed between the Landlord and the Tenant at any time before it is determined by the Surveyor.

7.4                               If the open market rent is determined by the Surveyor, it shall be the amount that the

Surveyor determines is the annual open market rent (exclusive of any VAT) at which the Property could reasonably be expected to be let:

7.4.1                     in the open market;

7.4.2                     at the Review Date;

7.4.3                     on the assumptions listed in clause 7.5; and

7.4.4                     disregarding the matters listed in clause 7.6.

7.5                               The assumptions are:

7.5.1                     the Property is available to let in the open market:

7.5.1.1                         by a willing landlord to a willing tenant (which may be the Tenant);

7.5.1.2                         as a whole;

7.5.1.3                         with vacant possession;

7.5.1.4                         without a fine or a premium;

7.5.1.5                         for a term of five years commencing on the relevant Review Date; and

7.5.1.6                         otherwise on the terms of this lease other than:

7.5.1.6.1                         the amount of the Annual Rent;

7.5.1.6.2                         the provisions for review of the Annual Rent; and

7.5.1.6.3                         the option to terminate this lease contained in clause 44;

7.5.2                     the willing tenant has had the benefit of any rent-free or other concession or contribution which would be offered in the open market at the Review Date in relation only to fitting out works at the Property;

7.5.3                     the Property may lawfully be used, and is in a physical state to enable it to be lawfully used, by the willing tenant (or any potential undertenant or assignee of the willing tenant) for any purpose permitted by this lease;

7.5.4                     the Landlord and the Tenant have fully complied with their obligations in this lease (save to the extent that the Landlord is in wilful and persistent breach);

7.5.5                     the Property and the Building, and any means of access to it or any Service Media serving the Property, are in good and substantial repair and condition, and if destroyed or damaged, that they have been fully reinstated;

7.5.6                     no work has been carried out on the Property or on any other part of the Building that has diminished the rental value of the Property;

7.5.7                     any fixtures, fittings, machinery or equipment supplied to the Property by the Landlord that have been removed by or at the request of the Tenant, or any undertenant or their respective predecessors in title (otherwise than to comply with any law) remain at the Property;

7.5.8                     the Property has a net internal area of 5463 square feet.

7.6                               The matters to be disregarded are:

7.6.1                     any effect on rent of the fact that the Tenant or any authorised undertenant or other lawful occupier has been in occupation of the Property;

7.6.2                     any goodwill attached to the Property by reason of any business carried out there by the Tenant or by any authorised undertenant or by any of their predecessors in business;

7.6.3                     any effect on rent attributable to any physical improvement to the Property carried out before or after the date of this lease, by or at the expense of the Tenant or any authorised undertenant with all necessary consents, approvals and authorisations and not under an obligation to the Landlord (other than an obligation to comply with any law);

7.6.4                     any effect on rent of any obligation on the Tenant to fit out the Property or to reinstate the Property to the condition or design it was in before any alterations or improvements were carried out; and

7.6.5                     any statutory restriction on rents or the right to recover them.

7.7                               The Surveyor shall be an independent valuer who is a Member or Fellow of the Royal Institution of Chartered Surveyors. The Landlord and the Tenant may, by agreement, jointly appoint the Surveyor at any time before either of them applies to the President for the Surveyor to be appointed. Any application to the President may not be made earlier than three months before the Review Date.

7.8                               The Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996.

7.9                               If the Surveyor dies, or becomes unwilling or incapable of acting, or unreasonably delays in making any determination, then either the Landlord or the Tenant may apply to the President to discharge the Surveyor and clause 7.7 shall then apply in relation to the appointment of a replacement.

7.10                        The fees and expenses of the Surveyor and the cost of the Surveyor’s appointment and any counsel’s fees, or other fees, reasonably incurred by the Surveyor shall be payable by the Landlord and the Tenant in the proportions that the Surveyor directs (or if the Surveyor makes no direction, then equally).

7.11                        If the revised Annual Rent has not been agreed by the Landlord and the Tenant or determined by the Surveyor on or before the Review Date, the Annual Rent payable from the Review Date shall continue at the rate payable immediately before the

Review Date. On the date the revised Annual Rent is agreed or the Surveyor’s determination is notified to the Landlord and the Tenant, the Tenant shall pay:

7.11.1              the shortfall (if any) between the amount that it has paid for the period from the Review Date until the Rent Payment Date following the date of agreement or notification of the revised Annual Rent and the amount that would have been payable had the revised Annual Rent been agreed or determined on or before the Review Date; and

7.11.2              interest at the Interest Rate on that shortfall calculated on a daily basis by reference to the Rent Payment Dates on which parts of the shortfall would have been payable if the revised Annual Rent had been agreed or determined on or before the Review Date and the date payment is received by the Landlord.

7.12                        Time shall not be of the essence for the purposes of this clause.

7.13                        If at any time there is a guarantor, the guarantor shall not have any right to participate in the review of the Annual Rent.

7.14                        As soon as practicable after the amount of the revised Annual Rent has been agreed or determined, a memorandum recording the amount shall be signed by or on behalf of the Landlord and the Tenant and endorsed on or attached to this lease and its counterpart. The Landlord and the Tenant shall each bear their own costs in connection with the memorandum.

8                                         INSURANCE

8.1                               Subject to clause 8.2, the Landlord covenants to insure with an insurance office or underwriters of repute:

8.1.1                     the Building for its full reinstatement cost (taking inflation of building costs into account) against loss or damage by or in consequence of the Insured Risks, including costs of demolition, site clearance, site protection and shoring-up, professionals’ and statutory fees and incidental expenses, the cost of any work which may be required under any law and VAT in respect of all those costs, fees and expenses;

8.1.2                     loss of Annual Rent (having regard to the provisions for the review of the Annual Rent) for not less than three years; and

8.1.3                     against public liability of the Landlord in connection with the Building.

The Landlord shall not be obliged to insure any part of the Property installed by the Tenant or any other occupier (other than the dividing wall between the Property and the remainder of the 1st floor).

The Landlord shall not be obliged to insure, but may insure, against loss of Service Charge.

8.2                               The Landlord’s obligation to insure is subject to:

8.2.1                     any exclusions, limitations, excesses and conditions that may be imposed by the insurers; and

8.2.2                     insurance being available in the London insurance market on reasonable terms acceptable to the Landlord.

8.3                               The Tenant shall pay to the Landlord with 14 days of demand:

8.3.1                     the Insurance Rent;

8.3.2                     a fair proportion of any amount that is deducted or disallowed by the insurers under any excess provision in the insurance policy;

8.3.3                     a fair proportion of any costs that the Landlord incurs in obtaining a valuation of the Property for insurance purposes but not more than once per year; and

8.3.4                     the costs incurred by the Landlord in preparing and settling any insurance claim relating to the Property (or a fair proportion of such costs in relation to the Retained Parts or the Building as a whole) arising, in any case, from any insurance taken out by the Landlord.

8.4                               The Tenant shall:

8.4.1                     give the Landlord notice as soon as reasonably practicable if any matter occurs that the insurer or underwriter may treat as material in deciding whether or on what terms to insure or to continue to insure the Building;

8.4.2                     not do or omit to do anything as a result of which any policy of insurance of the Building or any neighbouring property may become void or voidable or otherwise prejudiced, or the payment of any policy money may be withheld, nor (unless the Tenant has previously notified the Landlord and has paid any increased or additional premium) anything as a result of which any increased or additional insurance premium may become payable;

8.4.3                     comply at all times with the requirements of the insurers relating to the Property so long as such requirements are notified to the Tenant;

8.4.4                     give the Landlord notice as soon as reasonably practicable of the occurrence of any damage or loss relating to the Property arising from an Insured Risk or of any other event that might affect any insurance policy relating to the Property;

8.4.5                     not effect any insurance of the Property, but if it becomes entitled to the benefit of any insurance proceeds in respect of the Property pay those proceeds or cause them to be paid to the Landlord; and

8.4.6                     pay the Landlord an amount equal to any insurance money that the insurers of the Building refuse to pay by reason of any act or omission of the Tenant or any undertenant, their workers, contractors or agents or any person at the Property with the actual or implied authority of any of them.

8.5                               The Landlord shall, subject to obtaining all necessary planning and other consents (which the Landlord shall use reasonable endeavours to obtain), use all insurance money received (other than for loss of rent) to repair the damage for which the money has been received or (as the case may be) in rebuilding the Property, making up any shortfall in the insurance proceeds at its own cost save to the extent such shortfall results from breach of the Tenant’s obligations in this lease. The Landlord shall not be obliged to:

8.5.1                     provide accommodation identical in layout or design so long as accommodation reasonably equivalent to that previously at the Property is provided; or

8.5.2                     repair or rebuild the Property after a notice has been served under clause 8.8 or clause 8.9.

8.6                               If the Property is damaged or destroyed by an Insured Risk so as to be unfit for occupation and use or inaccessible then, unless the policy of insurance of the Property has been vitiated in whole or in part in consequence of any act or omission of the Tenant, any undertenant or their respective workers, contractors or agents or any other person on the Property with the actual or implied authority of any of them, payment of the Annual Rent (and, if the Landlord has actually insured against loss of Service Charge, then payment of the Service Charge as well), or a fair proportion thereof according to the nature and extent of the damage, shall be suspended until the Property has been reinstated and made fit for occupation and use and accessible, or until the expiry of the Landlord’s loss of rent insurance, if sooner.

8.7                               If the Tenant has paid any Annual Rent (and, if the Landlord has actually insured against loss of Service Charge, Service Charge) in advance, pursuant to this Lease, in respect of a period during which the Annual Rent (and, if applicable, Service Charge) is wholly or partially suspended as referred to in clause 8.6, the Landlord shall on whichever is the earlier of the end of the period in respect of which the sum was paid and the date upon which the Property is rendered fit for occupation and use and accessible, refund the same or a due proportion thereof to the Tenant according to the length of time and to the extent of the suspension pursuant to clause 8.6.

8.8                               If, following damage to or destruction of the Property, it is impossible or impractical to reinstate the Property, the Landlord may terminate this lease by giving notice to the Tenant. On giving notice this lease shall determine but this .shall be without prejudice to any right or remedy of any party in respect of any breach of the covenants of this lease by another party. Any proceeds of the insurance shall belong to the Landlord.

8.9                               Provided that the Tenant has complied with its obligations in this clause, the Tenant may terminate this lease by giving notice to the Landlord if, following damage or destruction by an Insured Risk, the Property has not been reinstated so as to be fit for occupation and use and accessible within three years after the date of damage or destruction. On giving this notice this Lease shall determine but this shall be without prejudice to any right or remedy of the Landlord in respect of any breach of the Tenant covenants of this lease. Any proceeds of the insurance shall belong to the Landlord.

8.10                        Uninsured Damage

In the event of there being any Uninsured Damage then:

8.10.1              the payment of Annual Rent or a fair proportion of it according to the nature and extent of the Uninsured Damage shall be suspended until the Property has been reinstated and made fit for beneficial occupation and use and accessible;

8.10.2              for the purpose of clause 24.5 the Property shall be deemed to have been damaged or destroyed by an Insured Risk;

8.10.3              within twelve months after the date of the damage or destruction in question the Landlord shall give notice to the Tenant (the “Election Notice”) stating whether or not the Landlord proposes to rebuild or reinstate the Property;

8.10.4              If the Election Notice states that the Landlord proposes to rebuild or reinstate the Property then for all of the purposes of this lease the Uninsured Damage shall be deemed to have been damaged by an Insured Risk in respect of which the full insurance monies are recoverable by the Landlord; and

8.10.5              If the Election Notice states that the Landlord does not propose to rebuild or reinstate the Property or if no Election Notice is served strictly within the time period referred to in clause 8.10.3 then at any time after the expiry of the twelve month period referred to in clause 8.10.3 either party may determine this lease by serving upon the other not less than three months’ written notice. If this lease is determined under this clause then such determination shall be without prejudice to any right or remedy of either party against the other in respect of any breach of the covenants of this lease.

9                                         SERVICE CHARGE

9.1                               The Landlord shall provide the Services in a manner which the Landlord reasonably considers appropriate.

9.2                               The Landlord will have no liability for any failure or interruption of any Service:

9.2.1                     during the proper inspection, maintenance, repair or replacement of any relevant Service Media or equipment;

9.2.2                     resulting from a shortage of fuel, water, materials or labour;

9.2.3                     resulting from a breakdown of any equipment used in connection with the provision of the Services; or

9.2.4                     resulting from any act or omission of any employee, contractor or agent of the Landlord,

or for any other reason beyond the reasonable control of the Landlord.

9.3                               In the circumstances mentioned in clauses 9.2.1, 9.2.2, 9.2.3 and 9.2.4, the Landlord shall restore the relevant Service as soon as is reasonably practicable.

9.4                               The Landlord shall produce the Certificate to the Tenant as soon as practicable after the end of the Service Charge Year.

9.5                               The Landlord shall, but at the cost of the Tenant, allow the Tenant to inspect any invoices and receipts for the Services as long as the Tenant has given the Landlord reasonable written notice.

9.6                               If any Lettable Unit is unlet for any period, the Landlord shall bear a fair proportion of the Landlord’s Expenses in respect of that Lettable Unit.

9.7                               The Tenant shall pay the Service Charge Estimate, and any VAT on it and the Service Charge Balance, and any VAT on it as provided in clause 6.

9.8                               If the date of this Lease does not coincide with the beginning of a Service Charge Year, the Service Charge due from the Tenant for the part of that Service Charge Year which is within the Term will be reduced by the proportion which the part of that Service Charge Year which is before the beginning of the Term bears to one year, and the Service Charge Estimate for that part of that Service Charge Year will be adjusted accordingly.

9.9                               If the end of the Term does not coincide with the end of a Service Charge Year, the Service Charge due from the Tenant for the part of that Service Charge Year which is within the Term will be reduced by the proportion which the part of that Service Charge Year which is after the end of the Term bears to one year.

9.10                        The end of the Term shall not prejudice the Landlord’s entitlement to demand nor the Tenant’s liability to pay the Service Charge Balance for the Service Charge Year then current, apportioned in accordance with clause 9.9.

9.11                        The Landlord shall give the Tenant a statement of the Service Charge Estimate for each Service Charge Year. Until the statement has been given, the Service Charge Estimate shall be payable at the rate of the Service Charge Estimate for the previous Service Charge Year. Once the statement has been given, the remaining instalments of the Service Charge Estimate and any VAT on them will be adjusted so as to provide for payment of the whole Service Charge Estimate for that Service Charge Year to be paid during that year.

9.12                        If, during a Service Charge Year, the Landlord reasonably expects the cost of the Services to increase materially above its previous estimate of the cost of the Services for that Service Charge Year, the Landlord may revise its estimate of those costs and the Service Charge Estimate will be based on that revised estimate and the remaining instalments of the Service Charge Estimate adjusted so that the revised Service Charge Estimate will have been paid by the end of that Service Charge Year. The Landlord may revise the Service Charge Estimate more than once in a Service Charge Year.

9.13                        In the absence of manifest error, fraud and interference, the Certificate will be conclusive as to the amount of the Service Charge.

9.14                        The Landlord (acting reasonably) shall notify the Tenant in writing of any change in the date of the beginning of the Service Charge Year.

9.15                        If the Service Charge for any Service Charge Year is less than the Service Charge Estimate (as and if revised), the balance will be credited against the instalments of the Service Charge Estimate due from the Tenant in the following Service Charge Year, or, within 21 days of the end of the Term, set-off against any sums due from the Tenant to the Landlord with any balance being repaid to the Tenant.

9.16                        The Landlord’s Expenses for the Service Charge Year in which the beginning of the Term falls may include costs incurred by or provided for or on behalf of the Landlord before the beginning of the Term so far as they relate to Services which are to be provided during the Term. The Landlord’s Expenses in any Service Charge Year may include provisions for expenses to be made after the end of the Term so far as such provisions are proper and reasonable having regard to the Services which are provided during the Term.

10                                  OUTGOINGS

10.1                        The Tenant shall pay all present and future rates, taxes, levies, costs, charges and other impositions and outgoings of whatever nature assessed on, or reasonably attributable to the Property, its use and any works carried out there, other than:

10.1.1              any taxes payable by the Landlord in connection with any dealing with or disposition of the reversion to this lease; or

10.1.2              any taxes, other than VAT and insurance premium tax, payable by the Landlord by reason of the receipt of any of the rents due under this lease.

10.2                        If any rates, taxes or other impositions and outgoings are payable in respect of the Property together with other property, the Tenant shall pay a fair proportion of the amount payable.

10.3                        The Tenant shall not make any proposal to alter the rateable value of the Property or that value as it appears on any draft rating list, without the approval of the Landlord.

10.4                        If, after the end of the term, the Landlord loses rating relief (or any similar relief or exemption) because it has been allowed to the Tenant, then the Tenant shall pay the Landlord an amount equal to the relief or exemption that the Landlord has lost.

10.5                        The Tenant shall pay to the Landlord on demand that part of the Landlord’s Energy Management Costs which the Landlord reasonably attributes to the Property.

11                                  UTILITIES

11.1                        The Tenant shall pay all costs in connection with the supply and removal of Utilities to or from the Property.

11.2                        If any of those costs are payable in relation to the Property together with other property, the Tenant shall pay a fair proportion of all those costs.

11.3                        The Tenant shall comply with all laws and with any recommendations of the relevant suppliers relating to the use of those Utilities.

12                                  COMMON ITEMS

12.1                        The Tenant shall pay the Landlord on demand a fair proportion of all costs payable for the maintenance, repair, lighting, cleaning and renewal (where beyond economic repair) of all Service Media, structures and other items used or capable of being used by the Property in common with other property.

12.2                        The Tenant shall comply with all reasonable regulations the Landlord may make from time to time in connection with the use of the Retained Parts or any of those Service Madia, structures or other items.

12.3                        The Tenant shall pay to the Landlord the cost of replacing any lost access control fobs.

13                                  VAT

13.1                        All sums payable by the Tenant are exclusive of any VAT that may be chargeable. The Tenant shall pay VAT in respect of all taxable supplies made to it in connection with this lease on the due date for making any payment or, if earlier, the date on which that supply is made for VAT purposes.

13.2                        Every obligation on the Tenant, under or in connection with this lease, to pay the Landlord or any other person any sum by way of a refund or indemnity, shall include an obligation to pay an amount equal to any VAT incurred on that sum by the Landlord or other person, except to the extent that the Landlord or other person obtains credit for such VAT under the Value Added Tax Act 1994.

14                                  DEFAULT INTEREST AND INTEREST

14.1                        If any Annual Rent or any other money payable under this lease has not been paid by the date it is due, whether it has been formally demanded or not, the Tenant shall pay the Landlord interest at the Default Interest Rate (both before and after any judgment) on that amount for the period from the due date to and including the date of payment.

14.2                        If the Landlord does not demand or accept any Annual Rent or other money due or tendered under this lease because the Landlord reasonably believes that the Tenant is in breach of any of the tenant covenants of this lease, then the Tenant shall, when that amount is accepted by the Landlord, also pay interest at the Interest Rate on that amount for the period from the date the amount (or each part of it) became due until the date it is accepted by the Landlord.

15                                  COSTS

15.1                        The Tenant shall pay the Landlord on a full indemnity basis on demand all proper costs and expenses (including solicitors’ agents’ and consultants’ fees) properly incurred (both during and after the end of the term) in connection with any of the following:

15.1.1              the enforcement of the tenant covenants of this lease;

15.1.2              the preparation and service of any notice in connection with this lease under section 146 or 147 of the Law of Property Act 1925 or in contemplation of any proceedings under either of those sections, notwithstanding that forfeiture is avoided otherwise than by relief granted by the court;

15.1.3              taking action to forfeit this lease, whether or not it is forfeited;

15.1.4              the preparation and service of any notice in connection with this lease under section 17 of the Landlord and Tenant (Covenants) Act 1995;

15.1.5              the preparation and service of a schedule of dilapidations in connection with this lease if served within if six months of the end of the Term; or

15.1.6              every application for consent or approval under this lease, even if the application is withdrawn or properly refused or if the proposal requiring consent does not proceed provided that all such costs are reasonably incurred.

15.2                        When the Tenant is obliged to pay or indemnify the Landlord against any solicitor or other professionals’ reasonable costs and expenses properly incurred (whether under this or any other clause of this lease) that obligation extends to those costs and expenses assessed on a full indemnity basis

16                                  NO DEDUCTION, COUNTERCLAIM OR SET-OFF

The Annual Rent, Service Charge, Insurance Rent and all other money due under this lease are to be paid by the Tenant or any guarantor (as the case may be) without deduction, counterclaim or set-off.

17                                  ASSIGNMENTS

17.1                        The Tenant shall not transfer or agree to transfer the whole of the Property without the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

17.2                        The Tenant shall not transfer or agree to transfer any part (as opposed to the whole) of this lease.

17.3                        The Landlord and the Tenant agree that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may give its consent to a transfer of the whole of the Property subject to all or any of the following conditions:

17.3.1              a condition that if reasonably required by the Landlord to do so, the Tenant enters into an authorised guarantee agreement on terms reasonably required by the Landlord;

17.3.2              a condition that if reasonably required by the Landlord the proposed transferee procures:

17.3.2.1                  a person of standing reasonably acceptable to the Landlord enters into a guarantee and indemnity in the form set out in Schedule 2 or such other form as the Landlord may reasonably require; and/or

17.3.2.2                  any other security which the Landlord reasonably requires (which may include without limitation a rent deposit);

17.3.3              in respect of transfer to a group company, the proposed transferee, when assessed together with any proposed guarantor, must be of at least equivalent financial standing to the Tenant (together with any guarantor of the Tenant).

17.4                        The Landlord and the Tenant agree that for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 the Landlord may refuse its consent to a transfer if:

17.4.1              any Annual Rent or Service Charge or Insurance Rent due under this lease is outstanding; or

17.4.2              in the reasonable opinion of the Landlord the proposed assignee is not of sufficient financial standing to enable it to comply with the Tenant’s covenants in this lease.

17.5                Nothing in this clause shall prevent the Landlord from giving consent subject to any other reasonable condition, nor from refusing consent to a transfer in any other circumstance where it is reasonable to do so.

18                                  UNDERLETTINGS

18.1                        The Tenant shall not underlet or agree to underlet the whole of the Property except in accordance with this clause nor without the consent of the Landlord, such consent not to be unreasonably withheld or delayed.

18.2                        The Tenant shall not underlet or agree to underlet any part of the Property (as opposed to the whole).

18.3                        The Tenant shall not underlet the whole of the Property:

18.3.1              together with any property or any right over property that is not included within this lease;

18.3.2              at a fine or premium or reverse premium; nor

18.3.3              allowing any rent free period to the undertenant that exceeds the period as is then usual in the open market in respect of such a letting.

18.4                        The Tenant shall not underlet the whole of the Property unless, before the underlease is granted, the Tenant has given the Landlord:

18.4.1              a certified copy of the notice served on the undertenant, as required by section 38A(3)(a) of the LTA 1954, applying to the tenancy to be created by the underlease; and

18.4.2              a certified copy of the declaration or statutory declaration made by the undertenant in accordance with the requirements of section 38A(3)(b) of the LTA 1954.

18.5                        Any underletting by the Tenant shall be by deed and shall include:

18.5.1              an agreement between the Tenant and the undertenant that the provisions of sections 24 to 28 of the LTA 1954 are excluded from applying to the tenancy created by the underlease;

18.5.2              the reservation of a rent which is not less than the open market rental value of the Property at the date the Property is underlet and which is payable at the same times as the Annual Rent under this lease (but this shall not prevent an underlease providing for a rent-free period of a length permitted by clause 18.3.3);

18.5.3              provisions for the review of rent at the same dates and on the same basis as the review of rent in this lease, unless the term of the underlease does not extend beyond the Review Data;

18.5.4              a covenant by the undertenant, enforceable by and expressed to be enforceable by the Landlord (as superior landlord at the date of grant) and its successors in title in their own right, to observe and perform the tenant covenants in the underlease and any document that is supplemental or collateral to it and the tenant covenants in this lease, except the covenants to pay the rents reserved by this lease; and

18.5.5              provisions requiring the consent of the Landlord to be obtained in respect of any matter for which the consent of the Landlord is required under this lease,

and shall otherwise be consistent with and include tenant covenants no less onerous (other than as to the Annual Rent) than those in this lease and in a form approved by the Landlord, such approval not to be unreasonably withheld or delayed.

18.6                        In relation to any underlease granted by the Tenant, the Tenant shall:

18.6.1              not vary the terms of the underlease nor accept a surrender of the underlease without the consent of the Landlord, such consent not to be unreasonably withheld;

18.6.2              enforce the tenant covenants in the underlease and not waive any of them nor allow any reduction in the rent payable under the underlease; and

18.6.3              ensure that in relation to any rent review the revised rent is not agreed without the approval of the Landlord, such approval not to be unreasonably withheld.

19                                  SHARING OCCUPATION

The Tenant may share occupation of the Property with any company that is a member of the same group (within the meaning of section 42 of the LTA 1954) as the Tenant for as long as that company remains within that group and provided that no relationship of landlord and tenant is established by that arrangement. The Tenant shall give the Landlord written notice of any such sharing of occupation within 28 days of the occupation commencing.

20                                  CHARGING

20.1                        The Tenant shall not charge the whole of this lease without the consent of the Landlord, such consent not to be unreasonably withheld save that no consent shall be required in respect of a charge of whole to a bank or other regulated financial institution in the ordinary course of the Tenant’s business.

20.2                        The Tenant shall not charge part only of this lease.

21                                  PROHIBITION OF OTHER DEALINGS

Except as expressly permitted by this lease, the Tenant shall not assign, underlet, charge, part with or share possession or occupation of this lease or the Property or hold the lease on trust for any person (except pending registration of a dealing permitted by this lease at the Land Registry or by reason only of joint legal ownership).

22                                  REGISTRATION AND NOTIFICATION OF DEALINGS AND OCCUPATION

22.1                        In this clause a Transaction is:

22.1.1              any dealing with this lease or the devolution or transmission of, or parting with possession of any interest in it; or

22.1.2              the creation of any underlease or other interest out of this lease, or out of any interest, underlease derived from it, and any dealing, devolution or transmission of, or parting with possession of any such interest or underlease; or

22.1.3              the making of any other arrangement for the occupation of the Property.

22.2                        In respect of every Transaction that is registrable at the Land Registry, the Tenant shall promptly following completion of the Transaction apply to register it where it is the Tenant’s responsibility to do so. The Tenant shall ensure that any requisitions raised by the Land Registry in connection with an application by the Tenant to register a Transaction are dealt with promptly and properly. Within one month of completion of the registration submitted by the Tenant, the Tenant shall send the Landlord official copies of its title.

22.3                        No later than one month after a Transaction the Tenant shall:

22.3.1              give the Landlord’s solicitors notice of the Transaction;

22.3.2              deliver one certified copy of any document effecting the Transaction to the Landlord’s solicitors; and

22.3.3              pay the Landlord’s solicitors such reasonable fee as the solicitors may require in respect of receipt of notice of transaction.

22.4                        If the Landlord so requests, the Tenant shall promptly supply the Landlord with full details of the occupiers of the Property and the terms upon which they occupy it.

23                                  CLOSURE OF THE REGISTERED TITLE OF THIS LEASE

Within two weeks after the end of the term (and notwithstanding that the term has ended), the Tenant shall make an application to close the registered title of this lease and shall use reasonable endeavours that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly. The Tenant shall keep the Landlord informed of the progress and completion of its application.

24                                  REPAIR

24.1                        The Tenant agrees with the Landlord to repair the Property and maintain and keep it in good and substantial repair and condition.

24.2                        The Tenant shall repair all plant and machinery within or forming part of the Property and keep them in good repair condition and working order.

24.3                        The Tenant shall replace any fixtures, fittings, plant or machinery (other than tenant’s fixtures and fittings) within or forming part of the Property and which are beyond economic repair and in need of replacement, with articles of similar kind and quality.

24.4                        The Tenant shall regularly clean the inside of the windows at the Property.

24.5                        The Tenant shall not be liable under this clause 24 to the extent that any disrepair has been caused by an Insured Risk, unless and to the extent that the policy of insurance of the Property has been vitiated or any insurance proceeds withheld in consequence of any act or omission of the Tenant, any undertenant or their respective workers, contractors or agents or any person on the Property with the actual or implied authority of any of them unless the Tenant has paid to the Landlord such irrecoverable amount.

25                                  DECORATION

25.1                        The Tenant shall decorate the inside of the Property as often as is reasonably necessary and also in the last year of the term.

25.2                        All decoration shall be carried out in a good and proper manner using good quality materials that are appropriate to the Property and the Permitted Use and shall include all appropriate preparatory work.

25.3                        All decoration carried out in the last year of the term shall also be carried out to the reasonable satisfaction of the Landlord and using materials, designs and colours reasonably approved by the Landlord.

26                                  ALTERATIONS

26.1                        The Tenant shall not make any external or structural alteration or addition to the Property and shall not make any opening in any boundary structure of the Property.

26.2                        The Tenant shall not install any Service Media on the exterior of the Property nor alter the route of any Service Media at the Property without the consent of the Landlord, such consent not to be unreasonably withheld.

26.3                        The Tenant shall not make any internal, non-structural alteration to the Property without the consent of the Landlord (such consent not to be unreasonably withheld or delayed), save that the Tenant may make minor internal, non-structural alterations (such as internal demountable partitioning or IT cabling) without requiring the consent of the Landlord, but the Tenant shall notify the Landlord of its intention to carry out any such works at least four weeks before it intends to begin the works and shall in relation to any such works which it does carry out, carry them out:

26.3.1              and complete them in a good and workmanlike manner, with good quality materials fit for the purpose for which they are required and so as to be free from defects;

26.3.2              in accordance in all respects with all relevant legislation and the terms of any consents which are required for the works;

26.3.3              in a manner so as to cause as little inconvenience and annoyance as reasonably possible to the Landlord, any superior landlord and the other occupiers of the Building;

26.3.4              so as not to result in the Property, or any other part of the Building, becoming unsafe; and

26.3.5              at its sole risk,

and the Tenant shall make good to the Landlord’s satisfaction any damage arising out of, or incidental to, the carrying out or completion of the works and shall provide the Landlord with a set of as-built drawings as soon as reasonably practicable (and in any event within 4 weeks) after completion of the alterations or additions.

26.4                        The Tenant shall not install any window blinds or other window coverings save for the Permitted Window Blinds.

26.5                        The Tenant shall not carry out any alteration to the Property which would, or may reasonably be expected to, have an adverse effect on the asset rating in any energy performance certificate commissioned in respect of the Property or the Building or on any Service Media.

26.6                        Any alterations made which may affect the fire alarm system within the Property and the Building shall ensure that the Building’s fire alarm system’s integrity is maintained and any alterations required to the Building’s fire alarm system as a result of the Tenant’s alterations shall be at the Tenant’s cost.

26.7                        The Tenant shall not install any plant intended to be connected to any Service Media except under the Landlord’s supervision or, as the Landlord may require by using its nominated contractor.

27                                  SIGNS

27.1                        In this clause Signs include signs, fascia, placards, boards, posters and advertisements.

27.2                        The Tenant shall not attach any Signs to the exterior of the Property or display any inside the Property so as to be seen from the outside.

27.3                        Before the end of the term, the Tenant shall remove any Signs placed by it at the Property and shall make good any damage caused to the Property by that removal.

27.4                        The Tenant shall allow the Landlord to fix to and keep at the Property any sale or re-letting board as the Landlord reasonably requires.

28                                  RETURNING THE PROPERTY TO THE LANDLORD

28.1                        At the end of the term the Tenant shall return the Property to the Landlord with vacant possession in the repair and condition required by this lease and with any mechanical and electrical equipment within the demise having been properly serviced within the last six months prior to the end of the term.

28.2                        At the end of the term, unless and to the extent otherwise required by the Landlord (and where the term ends by effluxion of time if the Landlord does not require reinstatement it shall notify the Tenant by notice in writing prior to the last three months of the Term), the Tenant shall remove items it has fixed to the Property, remove any alterations it has made to the Property (whether made during the term or before the term pursuant to an agreement for lease) and make good any damage caused to the Property by that removal to the Landlord’s reasonable satisfaction provided that the Tenant shall not reinstate the dividing wall between the Property and the remainder of the 1st floor.

28.3                        At the end of the term or in the event of any earlier determination, the Tenant shall remove from the Property all chattels belonging to or used by it.

28.4                        The Tenant irrevocably appoints the Landlord to be the Tenant’s agent to store or dispose of any chattels or items it has fixed to the Property and which have been left by the Tenant on the Property for more than 15 working days after the end of the term. The Landlord shall not be liable to the Tenant by reason of that storage or disposal. The Tenant shall indemnify the Landlord in respect of any claim made by a third party in relation to that storage or disposal.

28.5                        If the Tenant does not comply with its obligations in this clause, then, without prejudice to any other right or remedy of the Landlord, the Tenant shall pay the Landlord all costs and expenses properly incurred by or on behalf of the Landlord in remedying any breach of the Tenant’s obligations.

29                                  USE

29.1                        The Tenant shall not use the Property for any purpose other than the Permitted Use.

29.2                        The Tenant shall not use the Property (or exercise any right granted by this lease) for any illegal purpose nor for any purpose or in a manner that would cause nuisance, disturbance, interference, congestion or other intrusive effect to the Landlord, its other tenants or any other owner or occupier of neighbouring property.

29.3                        The Tenant shall not overload any structural part of the Property or Building nor any machinery or equipment at the Property or Building nor any Service Media at or serving the Property or Building.

30                                  COMPLIANCE WITH LAWS

30.1                        The Tenant shall comply with all Enactments relating to:

30.1.1              the Property and the occupation and use of the Property by the Tenant;

30.1.2              the use of all Service Media and machinery and equipment at or serving the Property;

30.1.3              any works carried out at the Property; and

30.1.4              all materials kept at or disposed from the Property.

30.2                        Without prejudice to any obligation on the Tenant to obtain any consent or approval under this lease, the Tenant shall carry out all works that are required under any Enactment to be carried out at the Property whether by the owner or the occupier.

30.3                        Within 10 working days after receipt of any notice or other communication affecting the Property (and whether or not served under any Enactment) the Tenant shall:

30.3.1              send a copy of the relevant document to the Landlord; and

30.3.2              take all steps necessary to comply with the notice or other communication and take any other action in connection with it as the Landlord may reasonably require.

30.4                        The Tenant shall not apply for any planning permission for the Property without the Landlord’s consent.

30.5                        In relation to community infrastructure levy (or any similar or replacement charge or levy):

30.5.1              pay any community infrastructure levy (or any similar or replacement charge or levy);

30.5.2              serve a notice assuming liability (and provide a copy of such notice to the Landlord) and not withdraw it (or carry out such equivalent or similar steps as may be required or permitted in relation to any similar or replacement charge or levy); and

30.5.3              indemnify the Landlord against all liabilities arising out of community infratructure levy (or any similar or replacement charge or levy),

in each case in respect or by reason of any works carried out at the Property.

30.6                        The Tenant shall comply with its obligations under the CDM Regulations, including all requirements in relation to the provision and maintenance of a health and safety file. The Tenant shall maintain the health and safety file for the Property in accordance with the CDM Regulations and shall give it to the Landlord at the end of the term.

30.7                        The Tenant shall supply all information to the Landlord that the Landlord reasonably requires from time to time to comply with the Landlord’s obligations under the CDM Regulations.

30.8                        As soon as the Tenant becomes aware of any defect in the Property or the Building, it shall give the Landlord notice of it. The Tenant shall indemnify the Landlord against any liability under the Defective Premises Act 1972 in relation to the Property by reason of any failure of the Tenant to comply with any of the tenant covenants in this lease.

30.9                        The Tenant shall keep the Property equipped with all fire prevention, detection and fighting machinery and equipment and fire alarms which are required under all Enactments or required by the insurers of the Property or reasonably recommended by them or reasonably required by the Landlord and shall keep that machinery, equipment and alarms properly maintained and available for inspection.

31                                  ENERGY PERFORMANCE CERTIFICATES

31.1                        The Tenant shall:

31.1.1              cooperate with the Landlord so far as is reasonably necessary to allow the Landlord to obtain an energy performance certificate and recommendation report for the Property; and

31.1.2              allow such access to any energy assessor appointed by the Landlord as is reasonably necessary to inspect the Property for the purposes of preparing an energy performance certificate and recommendation report for the Property.

31.2                        The Tenant shall not commission an energy performance certificate for the Property without the Landlord’s consent.

32                                  ENCROACHMENTS, OBSTRUCTIONS AND ACQUISITION OF RIGHTS

32.1                        The Tenant shall not grant any right or licence over the Property to a third party.

32.2                        If a third party makes or attempts to make any encroachment over the Property or takes any action by which a right may be acquired over the Property, the Tenant shall:

32.2.1              immediately give notice to the Landlord; and

32.2.2              take all steps (including any proceedings) the Landlord reasonably requires to prevent or license the continuation of that encroachment or action.

32.3                        The Tenant shall not obstruct the flow of light or air to the Property.

32.4                        The Tenant shall not obstruct the Retained Parts or any other pavement, footpath or roadway adjoining or serving the Property or the Building.

32.5                        The Tenant shall not make any acknowledgement that the flow of light or air to the Property or that the means of access to the Property is enjoyed with the consent of any third party.

32.6                        If any person takes or threatens to take any action to obstruct the flow of light or air to the Property or obstruct the means of access to the Property, the Tenant shall:

32.6.1              immediately notify the Landlord; and

32.6.2              take all steps (including proceedings) the Landlord reasonably requires to prevent or secure the removal of the obstruction.

33                                  BREACH OF REPAIR AND MAINTENANCE OBLIGATION

33.1                        The Landlord may enter the Property (by prior appointment except in the case of an emergency) to inspect its condition and state of repair and may give the Tenant a notice of any breach of any of the tenant covenants in this lease relating to the condition or repair of the Property.

33.2                        If the Tenant has not begun any works needed to remedy that breach within two months following that notice (or if works are required as a matter of emergency, then immediately) or if the Tenant is not carrying out the works with reasonable diligence, then the Landlord may enter the Property and carry out the works needed.

33.3                        The costs incurred by the Landlord in carrying out any works under this clause (and any professional fees and any VAT in respect of those costs) shall be a debt due from the Tenant to the Landlord and payable on demand.

33.4                        Any action taken by the Landlord under this clause shall be without prejudice to the Landlord’s other rights, including those under clause 36.

34                                  INDEMNITY

The Tenant shall indemnify the Landlord against all consequences of any breach of the Tenant’s obligations.

35                                  LANDLORD’S COVENANT FOR QUIET ENJOYMENT

The Landlord covenants with the Tenant, that, so long as the Tenant pays the rents reserved by and complies with its obligations in this lease, the Tenant shall have quiet enjoyment of the Property without any interruption by the Landlord or any person claiming under the Landlord except as otherwise permitted by this lease.

36                                  GUARANTEE AND INDEMNITY

36.1                        The provisions of Schedule 2 apply.

36.2                        If an Act of Insolvency occurs in relation to a guarantor, or if any guarantor (being an individual) dies or becomes incapable of managing his affairs the Tenant shall, if the Landlord requests, procure that a person of standing acceptable to the Landlord (acting reasonably) enters into a replacement or additional guarantee and indemnity of the tenant covenants of this lease in the same form as that entered into by the former guarantor.

36.3                        Clause 36.2 shall not apply in the case of a person who is guarantor by reason of having entered into an authorised guarantee agreement.

36.4                        For so long as any guarantor remains liable to the Landlord, the Tenant shall, if the Landlord requests, procure that that guarantor joins in any consent or approval required under this lease and consents to any variation of the tenant covenants of this lease.

37                                  FORFEITURE

37.1                        The Landlord may, notwithstanding the waiver of any previous rights of re-entry, re-enter the Property (or any part of the Property in the name of the whole) at any time after any of the following occurs:

37.1.1              the Annual Rent is unpaid 21 days after becoming payable ((whether it has been formally demanded or not);

37.1.2              any breach of any condition of, or tenant covenant, in this lease;

37.1.3              an Act of Insolvency.

37.2                        If the Landlord re-enters the Property (or any part of the Property in the name of the whole) under this clause, this lease shall immediately end, but without prejudice to any right or remedy of the Landlord in respect of any breach of covenant by the Tenant or any guarantor.

38                                  LIABILITY

38.1                        At any time when the Landlord, the Tenant or a guarantor is more than one person, then in each case those persons shall be jointly and severally liable for their respective obligations arising by virtue of this lease. The Landlord may release or compromise the liability of any one of those persons or grant any time or concession to any one of them without affecting the liability of any other of them.

38.2                        The obligations of the Tenant and any guarantor arising by virtue of this lease are owed to the Landlord and the obligations of the Landlord are owed to the Tenant.

38.3                        The Landlord shall not be liable to the Tenant or any other person for:

38.3.1              any damage to person or property arising from any act, omission or misfeasance by any other tenant or occupier of the Building or from the state and condition of the Property; or

38.3.2              any interruption to the supply of Utilities to the Property or other parts of the Building save to the extent caused by deliberate failure to maintain or by the wilful and persistent breach of the Landlord’s covenants; or

38.3.3              for any failure to perform any obligation in this lease, unless the failure is readily apparent to the Landlord or the Tenant has given the Landlord written notice of the facts of which it is aware giving rise to the failure and in each case allowed the Landlord a reasonable time to remedy the matter.

39                                  NO REPRESENTATION OR WARRANTY

39.1                        The Tenant acknowledges that in entering into this lease it does not rely on any representation or warranty (whether made innocently or negligently) other than those contained in any written replies that the Landlord’s solicitors have given to any written enquiries raised by the Tenant’s solicitors before the date of this lease.

39.2                        Nothing in this lease constitutes or shall constitute a representation or warranty that the Property may lawfully be used for any purpose allowed by this lease.

40                                  NO RIGHT TO ENFORCE

Nothing contained or referred to in this Lease entitles the Tenant to the benefit of, or the right to enforce, or to prevent the release or modification of any agreement entered into by any other tenant or occupier of the Building with the Landlord.

41                                  NOTICES, CONSENTS AND APPROVALS

41.1                        A notice given under or in connection with this lease shall be:

41.1.1              in writing unless this lease expressly states otherwise and for the purposes of this clause an e-mail is not in writing;

41.1.2              given by hand or by pre-paid first-class post or other next working day delivery service at the party’s registered office address (if the party is a company) or (in any other case) at the party’s principal place of business.

41.2                        If a notice is given in accordance with clause 41.1, it shall be deemed to have been received:

41.2.1              if delivered by hand, at the time the notice is left at the proper address;

41.2.2              if sent by pre-paid first-class post or other next working day delivery service, on the second working day after posting.

41.3                        This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

41.4                        Section 196 of the Law of Property Act 1925 shall otherwise apply to notices given under this lease.

41.5                        Where the consent of the Landlord is required under this lease, a consent shall only be valid if it is given by deed, unless:

41.5.1              it is given in writing and signed by a person duly authorised on behalf of the Landlord; and

41.5.2              it expressly states that the Landlord waives the requirement for a deed in that particular case.

If a waiver is given, it shall not affect the requirement for a deed for any other consent.

41.6                        Where the approval of the Landlord is required under this lease, an approval shall only be valid if it is in writing and signed by or on behalf of the Landlord, unless:

41.6.1              the approval is being given in a case of emergency; or

41.6.2              this lease expressly states that the approval need not be in writing.

41.7                        If the Landlord gives a consent or approval under this lease, the giving of that consent or approval shall not imply that any consent or approval required from a third party has been obtained, nor shall it obviate the need to obtain any consent or approval from a third party.

42                                  GOVERNING LAW AND JURISDICTION

42.1                        This lease and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with English law.

42.2                        The parties irrevocably agree that the courts of England shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this lease or its subject matter or formation (including non-contractual disputes or claims).

43                                  CONTRACTUAL RIGHTS OF THIRD PARTIES

No term of this lease shall be enforceable solely by virtue of the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to this lease.

44                                  TENANT’S OPTION TO BREAK

44.1                        The Tenant may terminate this lease on the Break Date by giving to the Landlord not less than six months’ written notice.

44.2                        On expiry of the notice (but subject to clause 44.3) this lease shall (without prejudice to any claim by either party in respect of any earlier breach of this lease) come to an end.

44.3                        The notice shall have no effect unless the Tenant shall:

44.3.1              have paid all instalments of the Annual Rent, Service Charge and VAT thereon falling due on or before expiry of the notice (save in the case of the Service Charge and VAT thereon to the extent that the element of the Service Charge which is unpaid is the subject of a bona fide dispute);

44.3.2              on such expiry have given up occupation of the Property (meaning that the Property is free from the occupation of the Tenant, any occupiers, third party interests and any underlessees); and

44.3.3              on such expiry have procured that there is no person deriving entitlement from the Tenant who has a lawful right to occupy the Property.

44.4                        The Landlord may waive any of the pre-conditions listed in clause 44.3 at any time before such expiry by notifying the Tenant.

44.5                        If this lease ends on the Break Date, the Landlord shall within 14 days of the Break Date refund an appropriate proportion (in relation to the period falling after the Break Date) of any instalments of the Annual Rent, Service Charge and Insurance Rent paid in advance by the Tenant.

44.6                        If this lease is determined under this clause 44 the Tenant will make application to the Land Registry to cancel any registration it has made in connection with this lease as soon as reasonably practicable following the ending of the lease under this clause.

44.7                        Time will be of the essence for the purposes of this clause.

44.8                        If this lease is renewed pursuant to any statutory right of the Tenant, then (without acknowledging that such right exists) this clause 44 shall not be included in any renewal lease unless expressly agreed by the parties.

EXECUTED as a deed and delivered on the date stated at the beginning of it.

SCHEDULE 1

SERVICES AND LANDLORD’S EXPENSES

1                                         SERVICES

The Services are:

1.1                               cleaning, maintaining, decorating, treating and repairing the Retained Parts;

1.2                               lighting the internal areas of the Retained Parts;

1.3                               cleaning the outside of the windows of the Building;

1.4                               heating the internal areas of the Retained Parts between such hours and at such times of the year as the Landlord in its discretion (and acting reasonably), considers appropriate;

1.5                               furnishing and floor tiling the internal areas of the Retained Parts;

1.6                               providing hot and cold water and other supplies in the lavatories and showers on the Retained Parts; and

1.7                               providing and maintaining common facilities for the Building for refuse and recycling disposal including any dustbins or other such receptacles for refuse and recyclables and arranging for refuse and recycling to be disposed of (the Tenant’s cleaning staff being responsible for depositing rubbish and recycles in to such dustbins or receptacles in sealed sacks).

2                                         LANDLORD’S EXPENSES

The Landlord’s Expenses means the costs (including any VAT charged on such costs to the extent that the Landlord is not able to obtain a credit for such VAT from HM Revenue & Customs) incurred or provided for by or on behalf of the Landlord in connection with all or any of the following items:

2.1                               the Services;

2.2                               cleaning, maintaining, carpeting or floor tiling, decorating, lighting, treating, repairing, rebuilding and (where beyond economic repair) replacing the Retained Parts;

2.3                               cleaning the outside of all windows at the Building;

2.4                               providing, operating, inspecting, maintaining, repairing and (where beyond economic repair) replacing Service Media at the Building (other than the Service Media which form part of the Property or any Lettable Unit or which do not belong to the Landlord);

2.5                               removing any obstruction on the Retained Parts;

2.6                               providing, operating, inspecting, insuring and maintaining, repairing and (where beyond economic repair) replacing any equipment, plant and machinery and other materials, which are used in providing the matters listed in this definition;

2.7                               fuel and Utilities used on the Retained Parts or in providing the matters listed in this definition and that part of the Landlord’s Energy Management Costs which the Landlord reasonably attributes to the Retained Parts and to the provision of those matters;

2.8                               providing, maintaining and, when reasonably necessary (where beyond economic repair or where the information is to be changed) renewing signs at the Building;

2.9                               providing, maintaining and restocking floral and/or plant displays on the Retained Parts as the Landlord deems desirable (if any);

2.10                        providing, maintaining and replacing furniture and fittings for use on the Retained Parts;

2.11                        providing, maintaining, and, when reasonably necessary (where beyond economic repair) replacing or altering such security systems for the Retained Parts, which the Landlord (in the interests of good estate management) reasonably considers appropriate and which may include the provision of alarms, closed—circuit television, barriers and other equipment, and security guards and patrols (whether employed by the Landlord or engaged as contractors);

2.12                        providing fire detection, prevention and fighting equipment, and any signs, notices or equipment required by the fire authority for the Building and maintaining, repairing and, when necessary, replacing such items and providing such items as are required or recommended following any fire risk assessment at the Building;

2.13                        providing a reception or concierge or security desk in the entrance hall of the Building and staffing it;

2.14                        maintaining the car park and vehicle ramp at the Building which may include a traffic light entry system, if the Landlord deems necessary or desirable;

2.15                        employing or arranging for the employment (and the termination of employment) of staff in connection with the provision of the matters listed in this definition, including the costs of insurance, pension and welfare contributions and the provision of clothing, tools and equipment incurred in connection with such employment;

2.16                        all present and future rates, taxes, duties and assessments of whatever nature charged on, or payable in respect of, the Retained Parts or in respect of the Building as a whole;

2.17                        complying with any legislation relating to the Retained Parts or the Building as a whole;

2.18                        complying with or, where the Landlord reasonably considers it appropriate, contesting the requirements or proposals of the local or any other competent authority in respect of the Retained Parts or of the Building as a whole;

2.19                        complying with the Third Party Rights insofar as they relate to the Retained Parts or the Building as a whole;

2.20                        abating any nuisance to the Building;

2.21                        making such provisions as the Landlord reasonably considers appropriate for anticipated future expenditure including the provision and replacement of any plant, machinery, lifts or equipment used or to be used in connection with the matters listed in this definition;

2.22                        leasing any item used in providing the matters listed in this paragraph 2;

2.23                        commitment fees, interest and any other cost of borrowing money, where necessary, to finance the matters listed in this paragraph 2;

2.24                        obtaining any professional advice which may from time to time be required in relation to the management of the Building or the provision of the matters listed in this paragraph 2;

2.25                        the fees of managing agents retained by the Landlord for the management of the Building, the provision of the matters listed in this definition and the collection of all rents and service charges (including the Rent, the Service Charge Estimate and the Service Charge Balance) due from the Tenant and the other occupiers of the Building (or where any of those tasks is carried out by the Landlord a reasonable charge of the Landlord for that task), but not any such costs arising by reason of those rents or service charges being in arrears;

2.26                        preparing (and auditing) the Certificate (whether by the Landlord or the Landlord’s surveyor or its accountants); and

2.27                        any other works, services, amenities or facilities which the Landlord from time to time reasonably considers desirable for the purpose of maintaining, or where necessary modernising the Building or any services, amenities or facilities at or for the Building and which are (or may be) for the general benefit of all, or substantially all, of the occupiers of the Building and are in accordance with the principles of good estate management, but excluding:

(i)                           any cost which the Landlord recovers from any insurance taken out by the Landlord, where the Tenant is obliged to refund the Landlord the whole or any part of the premium;

(ii)                        costs relating to the initial development of the Building by the Landlord;

(iii)                     any costs actually recovered under any warranty or product guarantee or from a third party;

(iv)                    any costs, liabilities or expenses in respect of any unlet Lettable Units;

(v)                       any costs incurred in relation to the review of rent of any Lettable Unit or the letting or re-letting of any Lettable Unit;

(vi)                    any costs incurred in any action or proceedings against any tenant or occupier of a Lettable Unit save where enforcement against that tenant or occupier benefits a majority of tenants in the Building;

(vii)                 any costs, liabilities or expenses incurred on the part of the tenants or occupiers of other Lettable Units.

The Landlord shall credit to the Landlord’s Expenses all sums actually recovered from any third party in respect of remedying any Inherent Defect or any damage caused by any Inherent Defect.

SCHEDULE 2

GUARANTEE AND INDEMNITY

1                                         GUARANTEE AND INDEMNITY

1.1                               The Guarantor guarantees to the Landlord that the Tenant shall:

1.1.1                     pay the rents reserved by this lease and observe and perform the tenant covenants of this lease and that if the Tenant fails to pay any of those rents or to observe or perform any of those tenant covenants, the Guarantor shall pay or observe and perform them; and

1.1.2                     observe and perform any obligations the Tenant enters into in an authorised guarantee agreement made in respect of this lease and that if the Tenant fails to do so, the Guarantor shall observe and perform those obligations.

1.2                       The Guarantor covenants with the Landlord as a separate and independent primary obligation to indemnify the Landlord against any failure by the Tenant:

1.2.1                     to pay any of the rents reserved by this lease or any failure to observe or perform any of the tenant covenants of this lease; and

1.2.2                     to observe or perform any of the obligations the Tenant enters into in an authorised guarantee agreement.

2                                         GUARANTOR’S LIABILITY

2.1                               The liability of the Guarantor under paragraphs 1.1.1 and 1.1.2 shall continue until the end of the term, or until the Tenant is released from the tenant covenants of this lease by virtue of the Landlord and Tenant (Covenants) Act 1995, if earlier.

2.2                               The liability of the Guarantor shall not be affected by:

2.2.1                     any time or indulgence granted by the Landlord to the Tenant; or

2.2.2                     any delay or forbearance by the Landlord in enforcing the payment of any of the rents or the observance or performance of any of the tenant covenants of this lease (or the Tenant’s obligations under an authorised guarantee agreement) or in making any demand in respect of any of them; or

2.2.3                     any refusal by the Landlord to accept any rent or other payment due under this lease where the Landlord believes that the acceptance of such rent or payment may prejudice its ability to re-enter the Property; or

2.2.4                     the Landlord exercising any right or remedy against the Tenant for any failure to pay the rents reserved by this lease or to observe or perform the tenant covenants of this lease (or the Tenant’s obligations under an authorised guarantee or agreement); or

2.2.5                     the Landlord taking any action or refraining from taking any action in connection with any other security held by the Landlord in respect of the Tenant’s liability to pay the rents reserved by this lease or observe and perform the tenant covenants of this lease (or the Tenant’s obligations under an authorised guarantee agreement) including the release of any such security; or

2.2.6                     any legal limitation or disability on the Tenant or any invalidity or irregularity of any of the tenant covenants of this lease (or the Tenant’s obligations under an authorised guarantee agreement) or any unenforceability of any of them against the Tenant; or

2.2.7                     the Tenant being dissolved, or being struck off the register of companies or otherwise ceasing to exist, or, if the Tenant is an individual, by the Tenant dying or becoming incapable of managing its affairs; or

2.2.8                     without prejudice to paragraph 4, the disclaimer of the Tenant’s liability under this lease or the forfeiture of this lease; or

2.2.9                     the surrender of part of the Property, except that the Guarantor shall not be under any liability in relation to the surrendered part in respect of any period after the surrender; or

by any other act or omission except an express written release under seal of the Guarantor by the Landlord.

2.3                               Any sum payable by the Guarantor shall be paid without any deduction, set-off or counter-claim against the Landlord or the Tenant.

3                                         VARIATIONS AND SUPPLEMENTAL DOCUMENTS

3.1                               The Guarantor shall, at the request of the Landlord, join in and give its consent to the terms of any consent, approval, variation or other document that may be entered into by the Tenant in connection with this lease (or an authorised guarantee agreement).

3.2                               The Guarantor shall not be released by any variation of the rents reserved by, or the tenant covenants in, this lease (or the Tenant’s obligations under an authorised guarantee agreement) whether or not:

3.2.1                     the variation is material or prejudicial to the Guarantor; or

3.2.2                     the variation is made in any document; or

3.2.3                     the Guarantor has consented, in writing or otherwise, to the variation.

3.3                               The liability of the Guarantor shall apply to the rents reserved by and the tenant covenants in this lease (and the Tenant’s obligations under an authorised guarantee agreement) as varied except to the extent that the liability of the Guarantor is affected by section 18 of the Landlord and Tenant (Covenants) Act 1995.

4                                         GUARANTOR TO TAKE A NEW LEASE OR MAKE PAYMENT

4.1                               If this lease is forfeited or the liability of the Tenant under this lease is disclaimed and the Landlord gives the Guarantor notice not later than six months after the forfeiture or the Landlord having received notice of the disclaimer, the Guarantor shall enter into a new lease of the property on the terms set out in paragraph 4.2.

4.2                               The rights and obligations under the new lease shall take effect from the date of the forfeiture or disclaimer and the new lease shall:

4.2.1                     be granted subject to the right of any person to have this lease vested in them by the court and to the terms on which any such order may be made and subject to the rights of any third party existing at the date of the grant;

4.2.2                     be for a term that expires at the same date as the end of the Contractual Term of this lease had there been no forfeiture or disclaimer;

4.2.3                     reserve as an initial annual rent an amount equal to the Annual Rent payable under this lease at the date of the forfeiture or disclaimer or which would be payable but for any abatement or suspension of the Annual Rent or restriction on the right to collect it (subject to paragraph 5) and which is subject to review on the same terms and date provided this lease;

4.2.4                     be excluded from sections 24 to 28 of the 1954 Act; and

4.2.5                     otherwise be on the same terms as this lease (as varied if there has been any variation).

4.3                               The Guarantor shall pay the Landlord’s solicitor’s costs and disbursements (on a full indemnity basis) and any VAT in respect of them in relation to the new lease and shall execute and deliver to the Landlord a counterpart of the new lease within one month after service of the Landlord’s notice.

4.4                               The grant of a new lease and its acceptance by the Guarantor shall be without prejudice to any other rights which the Landlord may have against the Guarantor or against any other person or in respect of any other security that the Landlord may have in connection with this lease.

4.5                               The Landlord may, instead of giving the Guarantor notice under paragraph 4.1 but in the same circumstances and within the same time limit, require the Guarantor to pay an amount equal to six months Annual Rent and the Guarantor shall pay that amount on demand.

5                                         RENT AT THE DATE OF FORFEITURE OR DISCLAIMER

If at the date of the forfeiture or disclaimer there is a rent review pending under this lease, then the initial annual rent to be reserved by the new lease shall be the greater of:

5.1                               the Annual Rent previously payable (or which would have been payable but for any abatement or suspension of the Annual Rent or restriction on the right to collect it) under this lease prior to forfeiture or disclaimer; and

5.2                               the open market rent of the Property at the relevant Review Date, as determined by the Landlord before the grant of the new lease.

6                                         PAYMENTS IN GROSS AND RESTRICTIONS ON THE GUARANTOR

6.1                               Any payment or dividend that the Landlord receives from the Tenant (or its estate) or any other person in connection with any insolvency proceedings or arrangement involving the Tenant shall be taken and applied as a payment in gross and shall not prejudice the right of the Landlord to recover from the Guarantor to the full extent of the obligations that are the subject of this guarantee and indemnity.

6.2                               The Guarantor shall not claim in competition with the Landlord in any insolvency proceedings or arrangement of the Tenant in respect of any payment made by the Guarantor under this guarantee and indemnity. If it otherwise receives any money in such proceedings or arrangement, it shall hold that money on trust for the Landlord to the extent of its liability to the Landlord.

6.3                               The Guarantor shall not, without the consent of the Landlord, exercise any right or remedy that it may have (whether against the Tenant or any other person) in respect of any amount paid or other obligation performed by the Guarantor under this guarantee and indemnity unless and until all the obligations of the Guarantor under this guarantee and indemnity have been fully performed.

7                                         OTHER SECURITIES

7.1                               The Guarantor warrants that it has not taken and covenants that it shall not take any security from or over the assets of the Tenant in respect of any liability of the Tenant to the Guarantor. If it does take or hold any such security it shall hold it for the benefit of the Landlord.

7.2                               This guarantee and indemnity is in addition to any other security that the Landlord may at any time hold from the Guarantor or the Tenant or any other person in respect of the liability of the Tenant to pay the rents reserved by this lease and to observe and perform the tenant covenants of this lease. It shall not merge in or be affected by any other security.

7.3                               The Guarantor shall not be entitled to claim or participate in any other security held by the Landlord in respect of the liability of the Tenant to pay the rents reserved by this lease or to observe and perform the tenant covenants of this lease.

Executed as a deed by CARBON BLACK U.K. LIMITED acting by its secretary and a director or by two directors:

/s/ Mark P. Sullivan

Director

Director/Secretary

Signed as a deed on behalf of CARBON BLACK, INC, a company incorporated in Massachusetts, USA, by

/s/ Mark P. Sullivan

Authorised Signatory

and
being persons who, in accordance with the laws of the territory, are acting under the authority of the company:

Authorised Signatory

Signed as a deed by BOULTBEE BROOKS (READING) LIMITED acting by a director in the presence of:

Director
/s/ Christine Elsasser

Signature of witness

/s/ Christine Elsasser

Name of witness

32 Berkeley Road
Newbury, RG14 5JE

Address of witness